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                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
Sierra Rutile Holdings Limited:



We were engaged to audit the balance sheets of Sierra Rutile Holdings Limited as of December 31, 1996 and 1995, and the related profit and loss accounts for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management.

As described in note 1 to the financial statements of Sierra Rutile Limited, the principal wholly-owned subsidiary of the Company, production at the subsidiary's mine was suspended following militant attacks on the mine and subsidiary personnel in January 1995 and, due to subsequent occupation of the facilities by rebel forces, it became necessary to evacuate all employees. While limited access to the facilities was restored in 1996 and while major properties appear to be essentially intact, the subsidiary continues to be unable to make an assessment of the impairment of the asset carrying values. Further, the subsidiary has not yet been able to arrange the financing needed to make further progress in assessing and addressing the conditions of the mining properties or the requirements to resume operations. These circumstances create substantial doubt about the recoverability of asset carrying amounts, including prepaid royalties and deferred tax assets of the subsidiary; the adequacy of the recorded liabilities, including accrued reclamation costs, of the subsidiary; and the ability of the subsidiary and the Company to continue as a going concern. The recoverability issues grows more serious in light of the subsidiary's discontinuance of depreciation and amortization and of its continued recognition of additional deferred tax benefits since suspension of production.

Since we were unable to complete substantial auditing procedures due to the unavailability of sufficient evidential matter on asset impairments and because of the uncertain impact on financial statement carrying amounts of both the subsidiary and the Company of the current circumstances described in the preceding paragraph, we are unable to express, and we do not express, an opinion on these financial statements.

/s/ KPMG
KPMG                                                        27 MARCH 1997
CHARTERED ACCOUNTANTS                                       Reading, UK